THIS NOTE IS SUBJECT TO CERTAIN RIGHTS OF OFFSET AND ADJUSTMENT SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 24, 1995, AMONG GEV CORPORATION, THE HOLDER HEREOF AND CERTAIN OTHER PERSONS. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AT 165 MASON STREET, GREENWICH, CONNECTICUT 06830 AND WILL BE FURNISHED TO THE HOLDER OF THIS NOTE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT SUCH ADDRESS.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO GEV CORPORATION, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.


                          SUBORDINATED NOTE DUE 2005


$                                                           New York, New York
                                                                April 20, 1995

          FOR VALUE RECEIVED, the undersigned, GEV CORPORATION, a Delaware
corporation (the "Maker"), does hereby promise to pay to                , or
assigns (the "Payee"), in lawful money of the United States of America, the aggregate principal sum of
($      ), payable in five equal annual installments of
($      ) commencing on April 20, 2001, subject to the terms and conditions set forth or referred to herein.

          Subject to the terms and conditions set forth or referred to herein, the Maker further agrees to pay interest on the unpaid principal amount hereof from time to time from the date hereof at a rate of eight percent (8%) per annum. Interest payments shall be made, in arrears, on, or on the first business day following, each July 1, October 1, January 1 and April 1, commencing July 1, 1995. In no event shall the interest payable on this Note exceed the lesser of the stated rate of interest herein or the maximum rate of interest permitted by law.

          THIS NOTE IS ONE OF THE PROMISSORY NOTES REFERRED TO IN AND ISSUED PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 24, 1995, AMONG THE MAKER, THE PAYEE AND CERTAIN OTHER PERSONS NAMED THEREIN (THE "AGREEMENT"). THIS NOTE CONSTITUTES PART OF THE PURCHASE PRICE PROVIDED FOR IN SECTION 1.3 OF THE AGREEMENT. THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT, AND PAYMENTS OF PRINCIPAL OF AND INTEREST ON THIS NOTE ARE SUBJECT TO ADJUSTMENT AND OFFSET IN THE MANNER AND ON THE TERMS SET FORTH IN THE AGREEMENT. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF THE MAKER AT 165 MASON STREET, GREENWICH, CONNECTICUT 06830 AND WILL BE FURNISHED TO THE PAYEE UPON WRITTEN REQUEST TO THE SECRETARY OF THE MAKER AT SUCH ADDRESS.

          Payments of principal and interest are to be made by check delivered to the Payee at its address set forth in, or otherwise provided in accordance with, the Agreement.

          1. The Maker may prepay this Note as a whole at any time or in part from time to time at the principal amount hereof plus accrued interest hereon to the date fixed for prepayment but without premium or penalty.

          2. The Payee may at its option declare the entire principal balance of this Note, together with all accrued but unpaid interest thereon, to be immediately due and payable without presentment, demand, notice or protest (each of which is hereby waived) upon the occurrence of any one or more of the following events:

          (a) the Maker shall default in the payment of the principal of, or interest on, this Note and such failure shall continue for a period of five days, provided, however, that (i) if such default shall have been caused by the failure of subsidiaries of the Maker to pay dividends or other amounts to the Maker sufficient to allow the Maker to pay such principal or interest and (ii) such payment of dividends or other amounts shall have been prohibited by the terms ("Dividend Restrictions") of any indenture or financing agreement to which any such subsidiaries are party, then such failure by the Maker to pay such principal or interest shall not constitute a default hereunder until the earlier of (x) one year after the date of such failure or (y) five days after the date as of which the Dividend Restrictions shall no longer be applicable;

          (b) the filing of a petition by the Maker for relief under the United States Bankruptcy Code or other insolvency law;

          (c) the filing of a petition against the Maker, which remains unstayed for a period of at least sixty (60) days, for adjudication of the Maker as a bankrupt under the United States Bankruptcy Code or other insolvency law;

          (d) the appointment of a receiver for all or any substantial part of the assets of the Maker, and such receiver shall not have been dismissed within ninety (90) days;

          (e) the making by the Maker of a general assignment for the benefit of its creditors;

          (f) the Maker admitting in writing its inability to pay its debts as they mature; or

          (g) the liquidation, dissolution or winding up of the Maker or the taking by the Maker of any action in furtherance of liquidation, dissolution or winding up;

provided, however, that no such declaration shall occur unless and until there shall have been an acceleration of any outstanding Senior Debt (as defined below). In the event that any payment hereunder is made after its due date, such defaulted payment shall bear interest at the rate of 10% per annum until such payment is made.

          3. Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note are hereby waived, except as otherwise provided for in the Agreement.

          4. This Note may be amended only by an instrument in writing executed by the Maker and the Majority Selling Shareholders (as defined in the Agreement), provided, however, that no such amendment shall: (a) reduce the principal amount hereof, any charges payable hereunder or the interest rate hereof; or (b) extend the maturity date hereof, in any such case without the consent of the holder hereof.

          5. No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or any other right, and a waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All of the Payee's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, including, but not limited to, the Agreement, shall be cumulative and may be exercised separately or concurrently.

          6. The Payee by its acceptance thereof agrees that all payments on or in respect of this Note shall be subordinate and subject in right of payment, to the extent set forth in this Paragraph 6, to the prior payment in full in cash of all Senior Debt (as defined below). The provisions of this Paragraph 6 are made for the benefit of all present and future holders of Senior Debt and their successors and assigns (irrespective of whether such Senior Debt was created or acquired before or after the effectiveness of this Note or the Agreement), and shall be enforceable by each of them directly against the Payee or any holder of this Note from time to time. This Paragraph 6 may not be amended without the written consent of the holders of Senior Debt (given in accordance with the provisions of the agreements or instruments relating to such Senior Debt), and any purported amendment without such consent shall be void. Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 6 shall not apply to any adjustments to or offsets against this Note pursuant to the terms and conditions of the Agreement.

          6.1 (a) Upon any payment or distribution of assets or securities of the Maker or any subsidiary thereof of any kind or character (whether in cash, property or securities) upon any dissolution, winding up or total or partial liquidation or reorganization of the Maker, whether voluntary or involuntary or in a bankruptcy, insolvency, receivership or other proceeding (an "Insolvency Event"), all Senior Debt shall first be paid in full in cash before the Payee shall be entitled to receive, directly or indirectly, any payment of the principal of, or interest on, or any other amount due with respect to, this Note or to receive any distribution of any assets or securities. Before any payment of the principal of, or interest on, or any other amount due with respect to, this Note upon any such Insolvency Event, any payment or distribution of assets or securities of the Maker or any subsidiary thereof of any kind or character (whether in cash, property or securities) to which the Payee would be entitled but for the provisions of this Paragraph 6 shall be made by the Maker or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full in cash after giving effect to any concurrent payment or distribution to the holders of Senior Debt.

          (b) No direct or indirect payment by or on behalf of the Maker of the principal of, or interest on, or any other amount due with respect to, this Note (whether upon acceleration or otherwise) shall be made if, at the time of such payment, there exists any default or event of default under any provision of any agreement relating to Senior Debt which has been declared by the lender under such Senior Debt, or in respect of which the lender has given notice to the Maker, and for which any applicable cure period has expired without such default or event of default having been cured or waived by the lender (a "Blocking Event").

          (c) The Payee shall not declare this Note to be due and payable, and this Note shall not otherwise become due and payable, prior to its stated due date upon the occurrence of any default hereunder unless and until there shall previously or concurrently have been an acceleration of the Senior Debt provided, however, that nothing contained in this Section 6(c) shall prohibit the payment of installments of principal or interest hereunder to the holder hereof at any time during which no Blocking Event shall have occurred and be continuing.

          (d) If, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Payee shall have received any payment on account of this Note at any time following the occurrence of an Insolvency Event or following receipt by such party from any holder of Senior Debt, or a trustee or agent therefor, of written notice to the effect that a Blocking Event has occurred, and before all Senior Debt is paid in full in cash, then such payment or distribution shall be received and held in trust for the holders of Senior Debt and shall be paid over or delivered to the holders of Senior Debt remaining unpaid to the extent necessary to pay in full all Senior Debt in cash.

          6.2 If the Senior Debt has not been paid in full in cash at a time at which the Maker is subject to an Insolvency Event, (a) the holders of the Senior Debt are hereby irrevocably authorized, but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received in respect of any such Insolvency Event and give acquittance therefor and to file claims and proofs of claim, as their interests may appear, and (b) the Maker shall duly and promptly take, for the account of the holders of Senior Debt as their interests may appear, such actions as the holders of Senior Debt may request to collect and receive all amounts payable by the Maker in respect of this Note and to file appropriate claims or proofs of claim in respect of this Note.

          6.3 No right of the holders of Senior Debt nor any other present or future holder of the Senior Debt to enforce these subordination provisions shall at any time or in any way be prejudiced or impaired by any failure to act by the holders of Senior Debt or by any noncompliance by the Maker with the terms and provisions and covenants herein or in the Agreement, regardless of any knowledge thereof that a holder of Senior Debt may have or otherwise be charged with. The provisions of this Paragraph 6 are intended to be for the benefit of, and shall be enforceable directly by, any present or future holder of the Senior Debt.

          6.4 Upon the payment in full, in cash, of all Senior Debt, the Payee shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Maker applicable to Senior Debt until this Note shall have been paid in full.

          6.5 The Payee of this Note agrees to forbear and not take any action the purpose or effect of which would give them a preference or priority over the Senior Debt, provided, however, that the holder hereof shall be entitled to receive payments of installments of principal and interest hereunder pursuant to the terms hereof, but subject to the provisions of this Paragraph 6, and, upon such payment, the holder hereof shall thereafter be entitled to retain any and all such payments irrespective of any default or event of default under the Senior Debt occurring subsequent thereto.

          6.6 For purposes of this Paragraph 6, the term "Senior Debt" means the principal of (and premium, if any) and interest on (a) all indebtedness of the Maker (including indebtedness of others guaranteed by the Maker), which is for money borrowed or which is evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind (other than trade payables incurred in the ordinary course of business),
(b) obligations of the Maker to banks, trust companies or other financial institutions, (c) obligations of the Maker in respect of reimbursement obligations for letters or lines of credit, (d) obligations of the Maker as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, and (e) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, whether any such indebtedness or obligation described in any of the preceding clauses is outstanding on the date hereof or hereafter created, incurred or assumed, unless the instrument creating or evidencing any such indebtedness or obligation pursuant to which the same is outstanding expressly provides that such indebtedness or obligation is not superior in right of payment to this Note.

          7. So long as any payment of principal of, or interest on, this Note has not been paid when due and irrespective of the reason for such non-payment (other than adjustment pursuant to and in accordance with Section 1.3, and offset or escrow pursuant to and in accordance with Article VIII or
Article IX, of the Agreement), Maker agrees that no cash dividends or other distributions of any kind or nature (other than dividends payable in shares of common stock) shall be declared, paid or distributed to any holder of equity securities of the Maker.

          8. The Maker hereby agrees to pay on demand all reasonable costs and expenses incurred by the Payee including, without limitation, attorneys' fees and expenses in connection with the enforcement of the Payee's rights hereunder, whether or not suit is instituted against the Maker or any person on account thereof.

          9. THIS NOTE SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW PROVISIONS THEREOF.

                                   GEV CORPORATION



                                   By:________________________
                                      Name:
                                      Title: